Exhibit 99.1

[ONEOK Partners Logo]	NEWS
March 20, 2007	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Megan Washbourne
918-588-7572

ONEOK Partners Announces

Williston Basin Gas Processing Plant Expansion

TULSA, Okla. -- March 20, 2007 -- ONEOK Partners, L.P. (NYSE: OKS) announced today a $30 million expansion of its Grasslands natural gas processing facility in McKenzie County, N. D., that will increase capacity by approximately 60 percent. The Grasslands processing facility, the partnership's largest natural gas processing plant in the Williston Basin, is owned and operated by ONEOK Partners' wholly owned subsidiary Bear Paw Energy, LLC.

The plant expansion, which is already under way, will increase natural gas processing capacity to approximately 100 million cubic feet per day (MMcfd) from its current capacity of approximately 63 MMcfd. As part of the project, the plant's fractionation equipment will be expanded, increasing fractionating capacity by 65 percent. The additions will come on line in phases starting in the summer of 2007 through the first quarter of 2008.

"We're coming off a record year of well connects in the Williston Basin, and we expect this high level of activity to continue," said Pierce Norton, president of ONEOK Partners' gathering and processing business. "The expansion is needed to keep pace with this growth and allows us to better serve the increasing needs of our producer-customers."

Bear Paw Energy has approximately 3,500 miles of gathering pipelines in the Williston Basin and will have more than 130 million cubic feet per day of processing capacity once the Grasslands plant expansion is completed. The facility extracts natural gas liquids and removes water and other contaminants from raw natural gas gathered in the basin. The remaining residue natural gas is compressed and delivered to interstate pipelines, including Northern Border Pipeline, which is 50 percent owned by ONEOK Partners. The raw natural gas liquids extracted by the facility are fractionated and then transported to markets via truck and rail car.

In total, ONEOK Partners expects to spend about $90 million in 2007 for growth-related gathering and processing projects in the Rockies and the Mid-Continent region.

EDITOR'S NOTE:

A map of the proposed pipeline is available at www.oneok.com/grasslands.pdf.

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ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Its general partner is owned by ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. OKS-PP

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.

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